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MET-COIL SYSTEMS CORPORATION
EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER COMMON
   AND COMMON EQUIVALENT SHARES
(In thousands, except per share amounts)


<Caption                                                                  Three Months Ended
                                                                               August 31,
                                                                           1996         1995

--------------------------------------------------------------------------------------------
Common shares outstanding, beginning of period                            3,121        2,905

Weighted average of common shares issued                                     (2)          35

Weighted average common equivalent shares attributable to stock
  options granted, computed using the treasury stock method                   1            2
--------------------------------------------------------------------------------------------

Weighted average number of shares                                         3,120        2,942
============================================================================================

Income (loss) applicable to common stock                             $      519   $   (1,401)
============================================================================================

Net income (loss) per common share                                   $     0.17   $    (0.48)
============================================================================================